Asure Software Reschedules Date for Annual Meeting of Stockholders

AUSTIN, TX -- (Marketwire - July 15, 2009) - Asure Software (NASDAQ: ASUR), a leading provider of workforce management software, announced today it will hold its annual meeting of stockholders on August 28, 2009. The Company had previously announced a meeting date of July 30, 2009.

With the original date of the meeting now only approximately two weeks away and the Company's proxy materials still under review by the Securities and Exchange Commission, the Company has decided to reschedule the meeting to allow stockholders more time to decide on the proposals that are up for vote at the meeting and to return their proxies. A dissident group, led by Pinnacle Fund and Red Oak Partners, has nominated a slate of Board candidates in opposition to the Company's recommended Board slate.

"As a result of the proxy fight instigated by Pinnacle/Red Oak, we believe our stockholders deserve more time to study the issues and make their decisions based on complete and accurate information," said Nancy L. Harris, President and Chief Executive Officer. "We were reticent to move this date, but we think our shareholders should have an opportunity to carefully review the issues on the ballot. In our judgment, two weeks is insufficient time to do so."

In addition, as announced on July 1, 2009, the Company has filed a lawsuit against Pinnacle/Red Oak and its affiliates for alleged violations of securities laws. Rescheduling the annual meeting provides a greater chance for this litigation to be resolved prior to the meeting since it is unlikely that the court would have time to issue a ruling before July 30.

"The issue at stake in the lawsuit -- specifically, that Pinnacle/Red Oak has been acting in concert with other investors and has failed to disclose this, as required by law -- is extremely important to our Company and stockholders," Harris said. "We filed suit to protect our stockholders against these actions and hope to have a ruling some time before the annual meeting."

About Asure Software

Headquartered in Austin, Texas, Asure Software (ASUR), (a d/b/a of Forgent Networks, Inc.), empowers small to mid-size organizations and divisions of large enterprises to operate more efficiently, increase worker productivity and reduce costs through a comprehensive suite of on-demand workforce management software and services. Asure's market-leading suite includes products that optimize workforce time and attendance tracking, benefits enrollment and tracking, pay stubs and W2 documentation, expense management, and meeting and event management. With additional offices in Warwick, Rhode Island, Vancouver, British Columbia, and Mumbai, India, Asure serves 3,500 customers around the world. For more information, please visit www.asuresoftware.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

Statements in this press release regarding Asure's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. Such risks and uncertainties, which include those associated with continued listing of the Company's securities on the NASDAQ Capital Market, could cause actual results to differ from those contained in the forward-looking statements.

Contact Information:

Jay Peterson
Asure Software
512-437-2483

Rob Berick
Dix & Eaton
216-241-4611

Rajeev Kumar
Georgeson Inc.
212-440-9812